Exhibit 99.1

Contact:	David Trone Director of Investor Relations Greenhill & Co., Inc. (212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER LOSS PER SHARE OF $0.02

•	Total quarterly revenues of $56.9 million, down 15% from prior year’s first quarter as completion fees for the quarter related to relatively small transactions

•	Compensation costs similar to last year’s first quarter, but compensation ratio elevated as a result of lower revenues

•	Earnings negatively impacted by tax charge of $2.1 million related to mandatory new accounting for tax effect of vesting of restricted stock awards, which resulted in reported net loss

•	Repurchased 423,556 shares of our common stock equivalents during the quarter from our employees in settlement of tax liabilities upon vesting of restricted stock units

•	Recruited 6 Managing Directors, including 2 who extend our reach into the Spanish market

NEW YORK, NEW YORK, April 27, 2017 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $56.9 million, a net loss allocated to common stockholders of $0.7 million and a diluted loss per share of $0.02 for the quarter ended March 31, 2017.

The Firm’s first quarter earnings results were negatively impacted by a tax charge of $2.1 million, which was required under new accounting guidance effective for 2017 related to the tax effect, at the time of the vesting of restricted stock awards, of the difference between the grant price value and the market price value of the awards. Prior to this accounting change, we reported the tax effect of the vesting of restricted stock awards as an adjustment to equity and not to the provision for income taxes. Excluding this charge, and if we had reported under accounting guidance prior to 2017, the Firm’s first quarter 2017 net income allocated to common stockholders would have been $1.4 million and diluted earnings per share would have been $0.04.

The Firm’s first quarter 2017 revenues compare to revenues of $66.9 million for the first quarter of 2016, which represents a decrease of $10.0 million, or 15%. The Firm’s first quarter net loss allocated to common stockholders and diluted loss per share compare to net income of $4.4 million and diluted earnings per share of $0.14 for the first quarter of 2016.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our first quarter revenue outcome was constrained by the fact that only relatively small transactions reached completion during the quarter, and that light revenue outcome in turn led to a compensation ratio and pre-tax profit margin that were disappointing relative to typical levels for our Firm, as well as a balance sheet that looked less robust than usual. However, already in the early days of April we saw larger transaction completions, which brought our year to date revenue back into line with what we had been expecting, our costs back into a satisfactory relationship with revenue and our balance sheet back to its typical position where our global cash balance exceeded the debt outstanding on our revolver. As we proved last year, when we overcame a similarly light revenue result for the first quarter to end the year with the largest percentage increase in advisory revenue of any of the 15 publicly traded investment banks that disclose that figure, a single quarter’s results should not be extrapolated to longer term expectations,” Robert F. Greenhill, Chairman, said.

“We have seen a strong level of corporate interest in strategic transactions since the U.S. presidential election, yet industry data shows completed transaction activity is down materially versus the prior year and deal announcements are roughly flat relative to what was a soft start last year amid a steep equity market decline. We expect that as uncertainty with respect to government policy initiatives relating to taxes and regulation diminishes the pace of transaction announcements will increase, both in the U.S. and around the world. In the meantime, we are focused on continuing to build out our Firm, and already this year have added six new Managing Directors across North America, Europe and Australia, expanding our reach into the industrial, mining and energy sectors, among others. We expect more senior recruits will follow this year, as experienced bankers continue to be drawn to both our independent, “pure advisory” business model and our collegial culture that fosters teamwork across regions, sectors and advisory specialties,” Scott L. Bok, Chief Executive Officer, commented.

For the three months ended March 31, 2017, the number of completed transactions globally decreased by 10% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) decreased by 16%. The number of announced transactions globally decreased by 7% in the first quarter of 2017 versus the same period in the prior year, while the volume of announced transactions increased by 4%.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of April 25, 2017.

Revenues

For the three months ended March 31, 2017, revenues were $56.9 million compared to $66.9 million in 2016, a decrease of $10.0 million, or 15%. This decrease principally resulted from an absence of large merger and acquisition completions and lower fund placement revenues, offset in part by small increases in deal announcement fees and retainer fee revenues.

Completed assignments in the first quarter of 2017 included:

•	The representation of Avanti Communications Group plc on the successful completion of a consent solicitation and exchange offer of its senior secured notes;

•	The representation of the official unsecured creditors’ committee of CHC Group, Ltd. on CHC’s Chapter 11 proceedings;

•	The sale of Derma Sciences, Inc. to Integra LifeSciences Holdings Corporation;

•	The acquisition by International Flavors & Fragrances Inc. of Fragrance Resources;

•	The sale by Lion Pty Ltd of its Australian premium wine business, Fine Wine Partners, to Accolade Wines;

•	Advising Natural Resource Partners L.P. on a series of recapitalization transactions, including the extension of NRP’s near-term debt maturities and the issuance of $250 million of new preferred equity capital;

•	Advising New Enterprise Stone & Lime Co., Inc. in connection with its recent financing transactions;

•	The merger of Shanks Group plc with van Gansewinkel Groep B.V.;

•	The sale by Teva Pharmaceutical Industries Ltd. of the assets and operations of Actavis Generics in the U.K. and Ireland to Accord Healthcare Limited, a subsidiary of Intas Pharmaceuticals Ltd; and

•	Advising Palatin Technologies, Inc. on the exclusive licensing of North American rights to develop and commercialize bremelanotide to AMAG Pharmaceuticals, Inc.

During the first quarter of 2017, our capital advisory group advised real estate fund general partners on three interim closings of primary capital commitments from institutional investors. Our secondary capital advisory group (formerly known as Greenhill Cogent) advised institutional investors on 31 closings of sales of limited partnership interests in secondary market transactions.

In the first quarter of 2017, Javier Gonzales (former Head of the European M&A team at the leading Spanish Bank BBVA) and Carlos Gomez de la Rubia (former Managing Director focused on M&A at BBVA) joined the Firm as Managing Directors to expand our European operations to Spain. Mr. Gonzales will lead a team of investment bankers focused on advising companies in Spain from an office in Madrid once we obtain regulatory approval.

During the first quarter of 2017, we also announced the recruitment of 3 investment bankers focused on global metals and mining, energy and other related sectors. Richard Phillips (former partner and Co-Head of Natural Resources group for the Asia Pacific region ex-Japan at Goldman Sachs) will return to the Firm as Co-Head of Greenhill Australia and Vice Chairman of the Firm, based in Melbourne. Thomas K. Barber (most recently Global Head of the mining group at Nomura Securities and previous to that in senior leadership positions at Deutsche Bank, Credit Suisse and Morgan Stanley) joined the Firm as Vice Chairman based in Toronto. Michael Nessim (formerly at Goldman Sachs where he led the Canadian investment banking effort in the mining and power and utilities sectors) will join the Firm as Managing Director based in Toronto.

Additionally, in the first quarter of 2017, we announced that David Hunt (former Managing Director and head of investment banking coverage for the capital goods sector at UBS) will join the Firm as a Managing Director and Co-Head of corporate advisory for the industrial sector, based in New York.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2017 were $54.8 million, which compared to $60.4 million of total operating expenses for the first quarter of 2016. This represents a decrease in total operating expenses of $5.6 million, or 9%, and resulted principally from a decrease in our non-compensation expenses as described in more detail below. The pre-tax profit margin for the three months ended March 31, 2017 was 4% as compared to 10% for the same period in 2016, which for both periods was lower than our typical profit margin due to relatively low revenues in both first quarters.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended March 31,
	2017	2016
	(in millions, unaudited)
Employee compensation and benefits expenses	$44.1	$44.5
% of revenues	77%	67%
Non-compensation expenses	10.7	15.9
% of revenues	19%	24%
Total operating expenses	54.8	60.4
% of revenues	96%	90%
Total income before tax	2.2	6.5
Pre-tax profit margin	4%	10%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2017 were $44.1 million, which reflected a 77% ratio of compensation to revenues. This amount compared to $44.5 million for the first quarter of 2016, which reflected a 67% ratio of compensation to revenues. While the amount of compensation expense remained relatively constant for both first quarter periods, the increase in the ratio of compensation to revenues during the first quarter of 2017 resulted from the spreading of our employee compensation and benefits expense over lower revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $10.7 million in the first quarter of 2017 compared to $15.9 million in the first quarter of 2016, representing a decrease of $5.2 million, or 33%. The decrease in non-compensation expenses principally resulted from an adjustment in the estimated fair value of the contingent cash consideration for the earnout agreed as part of our 2015 acquisition of Cogent Partners, offset by the absence of foreign currency gains. Interest expense for the quarter, included within non-compensation expenses, was $0.8 million.

For the two year period ending March 31, 2017, the revenue generated by our secondary placement business was slightly less than the revenue target required to achieve the Cogent earnout and receive additional consideration of $18.9 million in cash and the issuance of 334,048 shares of our common stock. Under the terms of the earnout arrangement there is a second opportunity for the business to achieve the earnout during the two year period ended March 31, 2019. As has been the case since we purchased Cogent, we remeasure the fair value of the contingent cash consideration quarterly based on a probability weighted present value that the revenue target may be achieved. Based on our remeasurement of the likelihood of achieving the remaining revenue target for the period ended March 31, 2019 we recorded a benefit of $6.0 million during the first quarter of 2017. Without the benefit of the remeasurement of the Cogent earnout, our non-compensation expenses would have been $16.7 million, or $0.8 million higher than the first quarter of 2016 primarily as a result of the lack of foreign currency gains.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2017 were 19% compared to 24% for the same period in 2016. The decrease in non-compensation expenses as a percentage of revenues in the first quarter of 2017 as compared to the same period in 2016 principally resulted from the benefit of the remeasurement of the Cogent earnout as discussed above.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, costs associated with acquisitions, the amount of borrowings, interest rate and currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

For the first quarter of 2017, the provision for income taxes was $2.9 million, which reflected an effective tax rate of 134%. This compared to a provision for income taxes for the first quarter of 2016 of $2.1 million, which reflected an effective tax rate of 33%.

Effective in the first quarter of 2017, we were subject to a new accounting pronouncement which required us to record a charge or benefit in our provision for income taxes for the tax effect of the difference between the grant price value and market price value of the awards at the time of vesting of restricted stock awards. In prior periods, the tax effect of this difference was recorded as a charge or benefit to stockholders equity. For the first quarter of 2017, we incurred a charge of $2.1 million related to the new accounting requirement. Excluding this charge, the provision for income taxes for the first quarter of 2017 would have been $0.8 million, which would have reflected a tax rate of 37%.

The increase in the effective tax rate in the first quarter of 2017, excluding the charge related to the vesting of the restricted stock awards, resulted from the generation of a greater proportion of earnings in the U.S., which imposes a higher tax rate than the foreign jurisdictions in which we operate.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2017, we had cash and cash equivalents of $52.0 million and short-term revolving debt of $74.0 million. Additionally, as of March 31, 2017, we had $16.9 million outstanding on the term loan facility related to the funding of the acquisition of Cogent.

As part of the annual renewal of our revolving loan facility, in March 2017, we extended the maturity date of the facility to April 30, 2018 and increased the size of the facility by $10.0 million to $80.0 million.

During April 2017, we repaid $5.6 million related to our term loan facility, which now has $11.3 million outstanding and is payable in two equal semi-annual installments, with the next installment due on October 31, 2017.

During the first quarter of 2017, we repurchased 423,556 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate at an average price of $29.55 per share, for a total cost of $12.5 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 21, 2017 to common stockholders of record on June 7, 2017.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, April 27, 2017, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, will review the Firm’s first quarter 2017 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 4196358. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10105495

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2016. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2017	2016
Revenues
Advisory revenues	$56,700	$66,553
Investment revenues	229	312

Total revenues	56,929	66,865
Expenses
Employee compensation and benefits	44,050	44,506
Occupancy and equipment rental	4,708	4,671
Depreciation and amortization	786	848
Information services	2,412	2,370
Professional fees	1,610	1,509
Travel related expenses	2,720	2,816
Interest expense	819	746
Other operating expenses	(2,350)	2,941

Total expenses	54,755	60,407
Income before taxes	2,174	6,458
Provision for taxes	2,920	2,101

Net income (loss) allocated to common stockholders	$(746)	$4,357

Average shares outstanding:
Basic	31,904,270	31,645,894
Diluted	31,904,270	31,716,563
Earnings (loss) per share:
Basic	$(0.02)	$0.14
Diluted	$(0.02)	$0.14
Dividends declared and paid per share	$0.45	$0.45